Exhibit 99

RICHMOND, Indiana. August 3, 2018 - West End Indiana Bancshares, Inc. (the “Company”), the Holding Company for West End Bank, S.B. (the “Bank”), announces net income of $702,000 or $0.68 per diluted share, for the six months ended June 30, 2018, an increase of $363,000, or 107.3% as compared to net income for the six months ended June 30, 2017. The increase in net income resulted primarily from increased noninterest income of $549,000 and a decrease in noninterest expenses of $186,000, offset by increases in the provision for loan losses of $270,000, the provision for income tax of $87,000 and a decrease in net interest income of $15,000. Net income for the quarter ended June 30, 2018 was $354,000 compared to a net loss of $99,000 for the quarter ended June 30, 2017. The increase was primarily due to increased other income of $456,000 and a decrease in other expenses of $295,000, offset by increases in the provision for loan losses of $73,000, the provision for income tax of $197,000 and a decrease in net interest income of $28,000.

Interest income increased $448,000 for the six months ended June 30, 2108 to $7.4 million from $6.9 million for the six months ended June 30, 2017. The increase was due to an increase in interest on loans of $366,000, other interest income of $76,000 and interest on securities of $6,000. For the quarter ended June 30, 2018 interest income increased $223,000 to $3.8 million, from $3.5 million for the quarter ended June 30, 2017.

Interest expense increased $463,000, or 46.2%, to $1.5 million for the six months ended June 30, 2018, from $1.0 million for the six months ended June 30, 2017. The increase was the result of an increase in interest expense on deposits of $240,000 and an increase in the cost of borrowings of $223,000. These changes resulted in a slight decrease of $15,000 to net interest income year over year. The increase in interest expense on deposits was due to higher market interest rates. Interest expense on borrowings increased due to a higher average balance and higher market interest rates. For the quarter ended June 30, 2018, interest expense increased $250,000 to $765,000 from $515,000 from June 30, 2017, reflecting higher market interest rates and a higher average balance on borrowings.

The provision for loan losses was $1.0 million for the six months ended June 30, 2018, compared to $764,000 for the six months ended June 30, 2017. The provision for loan losses was $479,000 for the three months ended June 30, 2018 compared to $406,000 for the three months ended June 30, 2017. These increases to the provision were based on management’s quarterly analyses of the loan portfolio and credit quality indicators including charge off trends and qualitative factors.

Noninterest income increased $549,000, or 135.8%, to $954,000 for the six months ended June 30, 2018 as compared to the six months ended June 30, 2017. The increase was due primarily to the increase in gain on other assets of $523,000 to $20,000 for the six months ended June 30, 2018 from a loss of $503,000 for the six months ended June 30, 2017. The change was due primarily to management’s determination that the fair market value on a single commercial property held in foreclosed real estate held for sale had decreased during the second quarter of 2017 resulting in a write down of $400,000. For the quarter ended June 30, 2018, noninterest income increased $457,000 due to the increase in gain on other assets of $509,000 to $27,000 for the quarter ended June 30, 2018 from a loss of $482,000 for the quarter ended June 30, 2017.

For the six months ended June 30, 2018, noninterest expense decreased $186,000, or 3.7%, to $4.9 million, from $5.1 million for the six months ended June 30, 2017. The decrease was due primarily to decreases in foreclosed real estate and repossession expense of $278,000, professional fees of $107,000, and ATM charges of $81,000, offset by increases in salaries and employee benefits of $156,000, and net occupancy of $137,000. Salaries and employee benefits increased due to normal cost of living and merit increases, and other employee benefit programs. Net occupancy expense increased due to the completion of the administrative and operations building late in 2017 and affixed depreciation on the building and furniture fixtures and equipment. The savings in ATM charges are due to the transition to a new servicer. Expenses related to foreclosed real estate decreased due to the sale in 2017 of a commercial property held in foreclosure and relief of the related carryforward costs. For the quarter ended June 30, 2018, noninterest expense decreased $295,000 due primarily to decreases in foreclosed real estate and repossession expense, professional fees and ATM charges.

The provision for income taxes was $239,000 for six months ended June 30, 2018 compared to $152,000 for six months ended June 30, 2017. Our effective tax rates were 25.4% and 31.0% for the six months ended June 30, 2018 and 2017, respectively, reflecting an increase in pretax income and the reduced corporate federal income tax rate. Due to a pre-tax net loss for the quarter ending June 30, 2017, a tax benefit of $78,000 was recorded for the 2017 quarter. Our effective tax rates were 25.3% and (43.9%) for the three months ended June 30, 2018 and 2017, respectively.

Comparison of Financial Condition at June 30, 2018 and December 31, 2017

Total assets increased $11.9 million, or 4.4%, to $311.7 million at June 30, 2018 from $299.4 million at December 31, 2017. The increase was primarily the result of increases to cash and cash equivalents, investment securities available for sale, net loans, and other assets, offset by a decrease in loans held for sale.

Cash and cash equivalents increased $3.4 million, or 32.4%, to $13.7 million at June 30, 2018 from $10.3 million at December 31, 2017. Securities available for sale increased $1.4 million, or 6.9%, to $21.7 million at June 30, 2018 from $20.3 million at December 31, 2017.

Net loans increased $9.9 million, or 4.1%, to $250.8 million at June 30, 2018 from $240.9 million December 31, 2017. Growth in the loan portfolio was due primarily to increases in commercial and multi-family loans of $3.9 million, consumer loans of $2.3 million, construction loans of $1.8 million and commercial loans of $1.3 million, offset by a decrease in second mortgages and home equity lines of credit of $228,000.

Deposits increased $3.2 million, or 1.4%, to $230.2 million at June 30, 2018 from $227.0 million at December 31, 2017. Core deposits, including savings, interest-bearing and noninterest-bearing checking, and money market deposit accounts increased $517,000 to $120.6 million at June 30, 2018 from $120.1 million at December 31, 2017. Certificates and other time deposits increased $2.7 million to $109.6 million at June 30, 2018 from $106.9 million at December 31, 2017, as core deposits have begun to move to higher interest paying certificates of deposit.

Borrowings, which consisted entirely of Federal Home Loan Bank advances, increased $9.0 million, or 21.7%, to $50.5 million at June 30, 2018 from $41.5 million at December 31, 2017. These advances were used to fund loan growth.

Total stockholders’ equity increased $438,000, or 1.5%, to $29.5 million at June 30, 2018 from $29.0 million at December 31, 2017. The increase was primarily a result of year to date net income of $702,000, stock-based compensation expense of $133,000, and ESOP shares earned of $80,000, offset in part by decreases to accumulated other comprehensive income of $302,000, dividends of $129,000 and shares repurchased of $46,000.

	June 30, 2018 (Unaudited)	December 31, 2017
	(In Thousands)
SELECTED FINANCIAL CONDITION DATA:

Total assets	$311,728	$299,414
Total cash and cash equivalents	13,702	10,346

Investment in available for sale securities, at fair value	21,694	20,297
Loans held for sale	520	2,877
Loans, net	250,775	240,859
Bank-owned life insurance	7,047	6,960
Premises and equipment	8,999	9,128
Foreclosed real estate held for sale	39	39
Federal Home Loan Bank of Indianapolis, at cost	2,436	2,436
Deposits	230,153	226,981
Borrowings	50,500	41,500
Total Equity	29,467	29,029
Total Stockholders’ equity less maximum cash obligation related to ESOP shares	28,582	28,175

ASSET quality ratios:

Nonperforming loans to total loans	0.42%	0.34%
Nonperforming assets to total assets	0.47%	0.38%
Net charge-offs annualized (recoveries) to average loans outstanding	0.57%	0.66%
Allowance for loan losses to non-performing loans	288.10%	333.54%
Allowance for loan losses to total loans	1.21%	1.13%

	For the Three Months Ended		For the Six Months Ended
	30-Jun		30-Jun
	2018	2017	2018	2017
	(In Thousands, except per share amounts)		(In Thousands, except per share amounts)
SELECTED FINANCIAL CONDITION DATA:

Interest income	$3,751	$3,528	$7,376	$6,928
Interest expense	765	515	1,466	1,003
	2,986	3,013	5,910	5,925
Provision for loan losses	479	406	1,034	764
Net interest income after provision for loan losses	2,507	2,607	4,876	5,161
Noninterest income (loss)	447	(9)	954	404
Noninterest expense	2,480	2,775	4,889	5,075
Income (loss) before income tax expense	474	(177)	941	490
Income tax expense (benefit)	120	(78)	239	152
Net income (loss)	354	(99)	702	338
Basic earnings (loss) per share	$0.36	$(0.10)	$0.71	$0.34
Diluted earnings (loss) per share	0.34	(0.10)	0.68	0.33
Dividends per share	0.07	0.06	0.13	0.12